Exhibit 99.1

                          NEWS RELEASE


                         Contact:  Steven R. Bower
                                   Collins & Aikman Corporation
                                   (704) 548-2382


COLLINS & AIKMAN TO SPIN-OFF WALLCOVERINGS BUSINESS TO SHAREHOLDERS


     Charlotte, North Carolina -- April 9, 1996, -- Collins &
Aikman Corporation (NYSE:CKC) announced today that it intends to spin-off its Imperial Wallcoverings, Inc. subsidiary to its shareholders.

     Thomas E. Hannah, Chief Executive Officer of Collins & Aikman said, "Imperial is a terrific business with an exciting
future.   We expect that it will flourish as an independent
company. This will also allow Collins & Aikman to focus greater attention on its expanding automotive business."

     We believe that separating our businesses into two, independent companies is in the best interest of our shareholders and should enhance the investment community's understanding of and interest in each business."

     William Brucchieri, President of Imperial Wallcoverings, said, "Management is excited by the opportunity to return Imperial to the public markets. Under Collins & Aikman's ownership, we have been able to invest heavily in the business over the past several years, updating our manufacturing capabilities and solidifying our leadership position in the residential segment of the market. The spin-off will enable Imperial's associates to more directly participate in Imperial's future performance. This is a tremendous opportunity for Imperial and its employees."

     Imperial will be treated as a discontinued operation of Collins & Aikman for financial reporting purposes. Collins & Aikman expects to complete the transaction within three to four months. The Company has not yet determined whether it will effect the transaction on a taxable or tax-free basis.

     Collins & Aikman Corporation is a major supplier of interior textile and plastic trim products to the North American automotive industry, with leading positions in five major product lines. The Company is also the leading manufacturer of residential upholstery fabrics, as well as a major provider of contract carpet products in the U. S.


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